Exhibit 99.1

	Company Contact:	Manny Marrero
Chief Financial Officer
(310) 460-0050

FOR IMMEDIATE RELEASE
	Investor Relations:	Chad A. Jacobs
Integrated Corporate Relations
(203) 222-9013

MOSSIMO, INC. REPORTS FIRST QUARTER FISCAL 2003 RESULTS

Santa Monica, California, May 14, 2003—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the first quarter ended March 31, 2003.

Mossimo, Inc. reported first quarter 2003 revenue of $5.9 million compared to $5.6 million for the same period last year. The Company reported first quarter net earnings of $1.4 million compared to net earnings of $3.0 million for the same period last year, and diluted earnings per share of $0.09 compared to diluted earnings per share of $0.20 for the same period last year. Pre-tax net earnings were $2.3 million, or $0.15 per diluted share in the first quarter of 2003, compared to pre-tax net earnings of $3.0 million, or $0.20 per diluted share in the first quarter of 2002. The comparison of quarterly data is impacted by the effective tax rate of 40% used in the first quarter of 2003 as compared to zero in the first quarter of 2002, in accordance with Financial Accounting Standards No. – 109 (FAS – 109). As a result, the incremental tax expense recorded in the current year’s first quarter was $930,000, or $0.06 per diluted share with no cash impact.

The Company is now reporting income tax expense for book purposes after having recorded a deferred tax asset as of December 31, 2002 to recognize the income tax benefit of previous net operating losses. In accordance with FAS – 109, the income tax expense for book purposes is based on the blended effective rate for federal and state taxes of approximately 40%. While this income tax expense reduces net earnings, it is important to note that no cash taxes are expected to be paid, other than alternative minimum tax (AMT) or relatively minimal amounts of local or state taxes, if any, until the tax credits have been fully utilized.

“Our accounting for income taxes and the expense recorded in first quarter has no impact on our operations, it’s simply a requirement under FAS – 109 for companies that experience a period of losses followed by anticipated earnings,” stated Manny Marrero, Chief Financial Officer of Mossimo, Inc.

Mossimo Giannulli, Chairman and Chief Executive Officer stated, “We are pleased with the ongoing success of our relationship with Target, highlighted by increased penetration within their existing doors and we anticipate future growth in this channel as Target continues to open new stores.  In addition, our full launch in Zellers, which included apparel, accessories and the debut of Mossimo branded home products, has been well received and we are excited about the opportunities that exist within this business.  We remain committed to unlocking the full potential of our agreements with both Target and Zellers and executing a strategy that results in long-term growth and increased shareholder value.”

In March 2000, the Company entered into a major, multi-product trademark license and design services agreement with Target Corporation (NYSE: TGT).  As a result of the Target Agreement, the Company now operates as a licensor and a design studio, and no longer manufactures, sources or directly markets its products. Accordingly, the Company’s revenue base in 2003 and 2002 is comprised of license royalties and design service fees, rather than net sales of apparel products and accessories as in prior years.

Founded in 1987, Mossimo, Inc. is a designer and licensor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, belts and hair care products.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company/Zellers stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

Unaudited

	March 31, 2003	December 31, 2002

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,674	$7,786
Accounts receivable	5,209	1,926
Deferred income taxes	3,000	3,000
Prepaid expenses and other current assets	479	124
Total current assets	14,362	12,836

PROPERTY AND EQUIPMENT, net	589	608
DEFERRED INCOME TAXES	6,070	7,000
OTHER ASSETS	68	92
	$21,089	$20,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Loan payable	$93	$1,066
Accounts payable	802	741
Accrued liabilities	1,033	1,332
Accrued commission	3,444	2,661
Accrued bonuses	736	1,065
Total current liabilities	6,108	6,865

LONG-TERM ACCOUNTS PAYABLE, net of current portion	76	191

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,493,442 at March 31, 2003 and 15,488,042 at December 31, 2002	15	15
Additional paid-in capital	38,824	38,797
Accumulated deficit	(23,934)	(25,332)
Net stockholders’ equity	14,905	13,480
	$21,089	$20,536

MOSSIMO, INC.

CONDENSED STATEMENTS OF EARNINGS

(In thousands, except per share data)

Unaudited

	For The Three Months Ended March 31,
	2003	2002

REVENUE FROM LICENCE ROYALTIES AND DESIGN SERVICE FEES	$5,868	$5,590

OPERATING EXPENSES:
Selling, general and administrative	3,526	2,427

Operating earnings	2,342	3,163

OTHER EXPENSE:
Interest expense, net	14	121

Earnings before income taxes	2,328	3,042

Provision for income taxes	930	—

Net earnings	$1,398	$3,042

Net earnings per common share:
Basic	$0.09	$0.20

Diluted	$0.09	$0.20

Weighted average common shares outstanding:
Basic	15,491	15,339

Diluted	15,657	15,567